EXHIBIT 26.1

Transcontinental Realty Investors, Inc. – For the Period October 1, 2023 through December 31, 2023 - None
Every issuer that has a class of equity securities registered pursuant to Section 12 of the Exchange Act that files a Form 10-Q or Form 10-K must file, in the following tabular format, an exhibit to those reports disclosing, for the period covered by the report (or the fourth fiscal quarter, in the case of the Form 10-K), the total purchases made each day by or on behalf of the issuer or an “Affiliate Purchaser”* of the issuer’s securities.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Execution Date	Class of Shares	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Aggregate Maximum Number that May Yet be Purchased Under the Publicly Announced Plans or Programs	Total Number of Shares Purchased on the Open Market	Total Number of Shares Purchased that Intended to Qualify for the Safe Harbor in Rule 10b-18	Total Number of Shares Purchased Pursuant to a Plan that is Intended to Satisfy the Affirmative Defense Conditions of Rule 10b5-1(c)
	Common Stock	—	—	—	650,250	968,750	—	—

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*Directors and Executive Officers subject to the reporting requirements under Section 16(a) of the Securities Exchange Act, as amended ("Exchange Act").